Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WILLBROS GROUP, INC.

Willbros Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    Article FIFTH of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended and restated in its entirety as follows:

“FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors in accordance with the following:

(a) The number of directors constituting the entire Board of Directors shall be not less than three (3) directors, nor more than twelve (12) directors, the exact number within such limits to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, provided however, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office.

(b) Immediately following the effective time of the merger (the “Merger”) of Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Willbros Group, Inc., a Republic of Panama corporation, and until the 2019 annual meeting of stockholders, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. All classes shall be as nearly equal in number as possible, and no class shall include less than one (1) director. Commencing with the 2017 annual meeting of stockholders, directors to replace those whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders. The division of directors into classes shall terminate at the 2019 annual meeting of stockholders. Each director shall hold office until the expiration of that director’s term and until that director’s successor is elected and qualifies or until that director’s earlier death, resignation or removal. If the number of directors is changed in accordance with the terms of this Certificate of Incorporation prior to the 2019 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal in number as possible.

(c) Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until such director’s successor is elected and qualifies, and if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen, or until such director’s earlier death, resignation or removal.

(d) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), (i) prior to the 2019 annual meeting of stockholders, any director or the entire Board of Directors may be removed at any time by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on that matter, but only for cause and (ii) from and after the 2019 annual meeting of stockholders, any director or the entire Board of Directors may be removed at any time by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on that matter, with or without cause.

(e) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Article FOURTH).”

2.    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Linnie A. Freeman, its Senior Vice President, General Counsel and Secretary, this 1st day of June, 2017.

Willbros Group, Inc.

By:	/s/ Linnie Freeman
Name:	Linnie A. Freeman
Title:	Senior Vice President, General Counsel and Secretary

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